Exhibit (h)(17)


                           HARRIS INSIGHT FUNDS TRUST

              Agreement for Fee Waivers and Expense Reimbursements


     HARRIS INSIGHT FUNDS TRUST, a Massachusetts business trust (the "Trust"), and Harris Trust and Savings Bank ("Harris") have entered into this agreement as of January 1, 2001.

                                    Recitals

     A. Harris has agreed to serve as the investment adviser and administrator of the series of the Trust designated Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund and Harris Insight Technology Fund (each a "Fund").

     B. In order to limit or reduce the operating expenses of a Fund as a percentage of average annual net assets to a specified percentage, Harris undertakes to waive fees payable to it by the Fund or reimburse the Fund for expenses that would otherwise exceed the specified percentage in effect as provided in this agreement.

     C. Harris wishes to be able to be reimbursed by a Fund for fees so waived, or expenses so reimbursed, for the Fund within the preceding three fiscal years of the Fund as provided in this agreement.

                                    Agreement

     The parties agree as follows:

     1. Waiver of Fees and Reimbursement of Expenses. Harris undertakes to waive fees otherwise payable to it by each Fund, and/or reimburse the Fund for other expenses borne by the Fund, to the extent, but only to the extent, that the annualized expenses of the Fund (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, and extraordinary charges such as litigation costs, but including fees paid to Harris), as a percentage of average net assets of the Fund (the "Expense Ratio"), exceed 1.00% with respect to the Institutional Shares and 2.00% with respect to the B Shares of the Fund (the "Expense Caps") (such waived fees and reimbursed expenses with respect to each class being referred to as "Reimbursable Expenses"), subject to Harris' right to reimbursement pursuant to section 2 below. The amount of Reimbursable Expenses payable to each Fund (or any offsetting reimbursement by a Fund to Harris) shall be computed and settled on an annual, fiscal year basis, but accrued and paid monthly.

     2. Reimbursement. For any current fiscal year of a Fund in which the Expense Ratio of the Fund with respect to B Shares or Institutional Shares would otherwise be less than the lowest Expense Cap in effect with respect to such class at any time since the beginning of the third preceding fiscal year, the Fund, with respect to such class, shall repay to Harris the portion of the Reimbursable Expenses relating to any of such three preceding years not previously repaid to Harris except to the extent that such repayment to Harris would cause the Expense Ratio of the Fund with respect to the class for such current fiscal year to exceed such

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lowest Expense Cap. Any such repayment shall be applied to Reimbursable Expenses on a first-in, first-out basis.

     3. Duration and Renewal. The initial term of this Agreement (the "Initial Term") shall be three (3) years from the date first stated above. Unless Harris gives written notice to the Trust thirty (30) days before the expiration of the Initial Term, this Agreement will renew automatically from year to year after the Initial Term. This Agreement shall become effective as of the date first above written, and shall continue until December 31, 2003.

     4. Obligation of the Trust. This agreement is executed by an officer of the Trust on behalf of the Trust and not individually. The obligations of this agreement are binding only upon the assets and property of the Fund and the Trust and not upon the trustees, officers or shareholders of the Trust individually. The Agreement and Declaration of Trust under which the Trust was organized and operates is on file with the Secretary of the Commonwealth of Massachusetts.

HARRIS INSIGHT FUNDS TRUST                      HARRIS TRUST AND SAVINGS BANK

By  /s/ Merrill J. Sklenar                      By  /s/  Peter P. Capaccio
       ------------------------------------             ----------------------
        Merrill J. Sklenar                               Peter P. Capaccio


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